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                                                                 EXHIBIT - 10.82

                          NEXTEL PARTNER PARTNERS, INC.
                          RETENTION AND SEVERANCE PLAN
                                (SENIOR MANAGERS)


      The Compensation Committee of the Board of Directors of Nextel Partners, Inc. adopted and approved this Retention and Severance Plan effective as of January 27, 2005. All defined terms are set forth in section 3. This Retention and Severance Plan is applicable to Senior Managers only.

1.    Retention Bonus

      1.1 In the event that there is a Change in Control of the Company, the Company will pay a retention bonus to each Senior Manager in the amount and subject to the terms and conditions set forth below.

      1.2 The amount of the retention bonus shall be equal to 100% of the Targeted Annual Compensation of the Senior Manager, as adjusted upward or downward as described below.

      1.3 Retention bonuses for all Senior Managers shall be paid 50% on the Closing Date and 50% six months following the Closing Date conditioned upon continuous employment; provided, however, that if there is a Qualifying Termination after the Closing Date and prior to six months following the Closing Date, the retention bonus or any remaining unpaid portion thereof will be paid in full upon the Qualifying Termination.

      1.4 Payment of the retention bonus is subject to adjustment based on the Company achieving its 2005 key objectives. The actual retention bonus amount will be adjusted based on performance against the same 2005 key objectives established for the 2005 Performance Bonus Plan, and will be subject to upward or downward adjustments depending on the level of achievement of the key objectives in the same manner as the 2005 Performance Bonus Plan.

      1.5 If the Closing Date occurs on or before December 31, 2005, the retention bonuses will be paid out based on the cumulative results achieved through the last full quarter prior to the Closing Date as a percentage of the budget through such quarter unaffected by any costs or expenses associated with the Change in Control of the Company.

      1.6 If the Closing Date occurs after December 31, 2005, the retention bonuses will be based on the year-end 2005 results unaffected by any costs or expenses associated with the Change in Control of the Company.

2.    Severance

      2.1 In the event that there is a Change in Control of the Company, the Company will pay severance to the Senior Managers in the amount and subject to the terms and conditions set forth below.


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      2.2 Upon the occurrence of a Qualifying Termination, a Senior Manager shall be paid severance and shall receive Benefits as set forth below:

      a. If a Qualifying Termination occurs within one calendar year after the Closing Date, a Senior Manager shall be paid severance on the date of the Qualifying Termination in the amount of 200% of the Senior Manager's Targeted Annual Compensation and shall continue to receive Benefits for two calendar years after the date of the Qualifying Termination;

      b. If a Qualifying Termination occurs more than one calendar year after the Closing Date but within 18 calendar months after the Closing Date, a Senior Manager shall be paid severance on the date of the Qualifying Termination in the amount of 100% of the Senior Manager's Targeted Annual Compensation and shall continue to receive Benefits for one calendar year after the date of the Qualifying Termination;

      c. No severance will be paid and no Benefits will be extended under this Retention and Severance Plan for any termination of employment that occurs more than 18 calendar months after the Closing Date.

3.    Definitions

      3.1 "Benefits" means Company-provided benefits equivalent to the benefits provided to the Senior Managers and/or the Company's other employees and senior-level executives prior to a Change in Control of the Company (including, without limitation, participation in the Company's medical, dental, vision, life and disability insurance programs, but not including participation in any Company's 401(k) plan, stock purchase program and employee stock option plan).

      3.2 "Change in Control of the Company" shall have the same meaning as set forth in the Nextel Partners, Inc. 1999 Nonqualified Stock Option Plan, as amended.

      3.4 "Closing Date" shall mean the date on which a Change in Control of the Company is consummated.

      3.5   "Company" shall mean Nextel Partners, Inc.

      3.6 "Employment Agreement" means the Employment Agreement between the Company and the Senior Manager as amended from time to time.

      3.7 "Nextel Partners" shall mean Nextel Partners, Inc. and any and all of its direct and indirect subsidiaries.

      3.8 "Qualifying Termination" shall mean a termination of employment by the Company without Cause or the resignation of a Senior Manager for Good Reason. The definitions of "Cause" and "Good Reason" shall be the same as set forth in the Senior Manager's Employment Agreement then in effect.


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      3.9 "Senior Manager" means the following individuals and any other individual as so designated by the Chief Executive Officer of the Company with the approval or ratification of the Compensation Committee of the Board of Directors of the Company: John Chapple, Barry Rowan, Dave Aas, Don Manning, Mark Fanning, Jim Ryder and Philip Gaske.

      3.10 "Targeted Annual Compensation" means the sum of the Senior Manager's current annual salary plus annual targeted cash bonus.

4.    Modifications or Amendments.

      This Retention and Severance Plan shall be incorporated into and made a part of each Senior Manager's Employment Agreement and may not be modified or amended in a manner that is detrimental to a Senior Manager without the written consent of such Senior Manager.

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